                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (AMENDMENT NO. 1)*

                           ELANTEC SEMICONDUCTOR, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   284155 10 8
                        --------------------------------
                                 (CUSIP Number)

                             Stephen M. Moran, Esq.
                  Vice President, General Counsel and Secretary
                              Intersil Corporation
                            7585 Irvine Center Drive
                                    Suite 100
                            Irvine, California 92618
                                 (949) 341-7000
-------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                 With a copy to:

                           Christopher G. Karras, Esq.
                                     Dechert
                            4000 Bell Atlantic Tower
                                1717 Arch Street
                             Philadelphia, PA 19103
                                 (215) 994-4000

                                 March 10, 2002
          -------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
____.

Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D/A

--------------------------                            -------------------------
CUSIP NO. 284155 10 8                                      Page 2 of 4 Pages
--------------------------                            -------------------------

                        AMENDMENT NO. 1 TO SCHEDULE 13D
                        -------------------------------

     Reference is made to the statement on Schedule 13D filed with the Securities and Exchange Commission on March 20, 2002 (the "Schedule 13D"). Due to an error by R.R. Donnelley Edgar Services, the Schedule 13D did not contain the conformed signature or date on the signature page. The signature page to the
Schedule 13D is hereby amended as follows:

                                 SCHEDULE 13D/A

--------------------------                            -------------------------
CUSIP NO. 284155 10 8                                      Page 3 of 4 Pages
--------------------------                            -------------------------
Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 20, 2002                               /s/ Stephen M. Moran
                                          -------------------------------------
                                          Name:  Stephen M. Moran
                                          Title: Vice President, General
                                                 Counsel and Secretary

                                 SCHEDULE 13D/A

--------------------------                            -------------------------
CUSIP NO. 284155 10 8                                      Page 4 of 4 Pages
--------------------------                            -------------------------

[Signature page to this Amendment No. 1 to the Schedule 13D]

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 21, 2002                               /s/ Stephen M. Moran
                                          -------------------------------------
                                          Name:  Stephen M. Moran
                                          Title: Vice President, General
                                                 Counsel and Secretary